Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces No Trust Income for October 2007

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

     NEWS

RELEASE

For Immediate Release

Austin, Texas October 31, 2007 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of October 2007 for Unitholders of record on October 31, 2007.

The Trust did not receive any Royalty income from the Working Interest Owner for the month of October 2007. As of September 30, 2007 the Working Interest Owner estimates that the abandonment accrual for amounts expended but not recouped and for projected future abandonment expenses for the properties in which the Trust has an interest is approximately $1.4 million net to the Trust. These costs will be deducted from any future gross proceeds on the Royalty properties, which deductions will reduce future Royalty income. In addition, no Royalty income will be distributed to Unitholders until JP Morgan Chase Bank, N.A., in its capacity as trustee (the “Trustee”), recoups Trust expenses being paid from the reserve that the Trustee has established for anticipated future expenses. As of September 28, 2007, approximately $2.2 million will be withheld by the Trustee from future Royalty income before Trust distributions to the Unitholders will resume. Trust expenditures for the month of October 2007 will be approximately $186,000. Trust expenditures in excess of royalty income received have depleted the Trust’s reserve for Trust expenses to approximately $4,000. As of September 28, 2007, the Trust had unpaid expenses of approximately $1.4 million. On September 28, 2007, the Trust, as borrower, entered into a Demand Promissory Note (the “Demand Note”) with JPMorgan Chase Bank, N.A. as lender (the “Lender”), relating to demand loans that may be advanced by the Lender from time to time in the principal amount of up to $3 million.  The demand loans will bear interest at the prime rate plus 2%, provided such rate shall in no event exceed the maximum legal rate of interest permitted by applicable law.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, accruals for future abandonment costs, timing and extent of capital expenditures.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701